 Emmaus Life Sciences, Inc. 8-K

EXHIBIT 99.1

EMMAUS LIFE SCIENCES CANCELS STOCK
HELD BY AFH HOLDING & ADVISORY AND AMIR HESHMATPOUR

TORRANCE, Calif., July 1, 2013 – Emmaus Life Sciences, Inc., a company dedicated to the discovery, development and commercialization of innovative and cost effective treatment and therapies for rare diseases, today announced that it has canceled 2,504,249 shares of its common stock previously held by AFH Holding & Advisory, LLC (“AFH”), Griffin Ventures, Ltd. and The Amir & Kathy Heshmatpour Family Foundation. The cancellation was pursuant to an order of the Superior Court of Delaware issued to implement the previously announced judgment in Emmaus’s lawsuit against AFH and Amir Heshmatpour.

The canceled shares represented approximately 10 percent of Emmaus’s outstanding common stock. Following the cancellation, there are approximately 23.5 million shares of common stock outstanding. The court’s order, issued on June 27, 2013, also provides that the letter of intent between Emmaus and AFH pursuant to which the canceled shares were issued was properly terminated by Emmaus as of July 19, 2012.

“Our cancellation of the AFH shares is an important development for Emmaus,” said Yutaka Niihara, M.D., MPH, the company’s President and CEO. “It results in significant accretion of value for our other stockholders and, together with the termination of the letter of intent, marks the end of AFH’s relationship with Emmaus.”

Emmaus’s fraud claims against AFH and Mr. Heshmatpour remain to be litigated.

About Emmaus Life Sciences

Emmaus is dedicated to the discovery, development and commercialization of innovative and cost-effective treatments and therapies for rare diseases.

For more information, please visit www.emmauslifesciences.com.

Contacts:

Media:

Lori Teranishi for Emmaus Life Sciences, Inc. 415-981-1964 lteranishi@iqprinc.com

Investors:

Matt Sheldon for Emmaus Life Sciences, Inc. 310-279-5975 msheldon@pondel.com

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